Exhibit 12.1

                                                                 FOUR M CORPORATION
                                                         RATIO OF EARNINGS TO FIXED CHARGES

                                                                 Fiscal Year Ended July 31,
                                            -------------------------------------------------------------------

                                              1996           1995         1994            1993          1992
                                            -------------------------------------------------------------------

Interest expense.........................    $ 7,585      $ 5,607      $ 5,448         $ 4,948       $ 5,903
Rent expense.............................      5,041        4,613        4,984           4,997         5,442
One third rent expense...................      1,680        1,538        1,661           1,666         1,814
                                              ------       ------       ------          ------        ------
Fixed charges............................    $ 9,245      $ 7,145      $ 7,109         $ 6,614       $ 7,717
IBT......................................    $ 8,930      $16,457     $(3,802)         $ (382)       $ 1,435
Fixed charges from above.................      9,245        7,145        7,109           6,614         7,717
                                             -------      -------      -------         -------       -------
Earnings, as defined.....................    $18,175      $23,602      $ 3,307         $ 6,232       $ 9,152
Ratio of earnings to fixed
charges..................................        2.0x        3.3x         0.5x             1.0x          1.1x
                                             =======      =======      =======         ========      ========